EXHIBIT 10.2

                               SERVICES AGREEMENT

This Agreement, effective this 19th day of February, 2000, is entered into by and between E*TWOMEDIA.COM ("Client"), with the mailing address of 505 Park Avenue, New York, New York 10022, and Ole M. Christenson ("Consultant"), with the mailing address of 14 Milner Street, London SW3.

1. SERVICES. Client desires, and Consultant is willing to provide services for E*TwoMedia.com, of the nature and type requested by Client in the areas of Consultant's practice and expertise, during the term described below (the "Services"). Upon the reasonable request of Client, Consultant shall provide Client with future Services pursuant to the terms and conditions of this Agreement. Consultant shall include providing general and specialized consulting within the information technology sector, and more particularily the introduction and implementation of certain business opportunities within the intelligent and smart card industries pursuant to a written agreement on file at the office of E*twoMedia.com.

2. INDEPENDENT CONTRACTOR. Individuals who perform Services for or on behalf of Consultant to Client, shall be considered the agents, consultants, contractors or employees of Consultant. The relationship between Consultant and Client is solely one of independent contractor. Consultant is entitled to perform the Services required herein through the use of his own personnel. Nothing herein shall be construed or interpreted to deem the relationship between Client and Consultant to be an employer/employee relationship. Consultant shall be responsible for all contract obligations he may have with his personnel with any fringe benefits to which they may be entitled by reason of being personnel of Consultant. Consultant shall also be responsible for withholding payroll taxes from the wages and salaries paid to his personnel and the payment of all payroll taxes relating to their employment to government agencies and shall provide workman's compensation insurance, unemployment insurance and any other insurance required by statute.

3. CHARGES FOR SERVICES. In consideration for the Services, Client agrees to pay to Consultant the sum of Nine Hundredand Thousand (900,000) shares of the common stock of Client, which shall be issued to Consultant as soon as practical following execution hereof, free and clear of all liens, encumbrances and restrictions as provided in Section 4 hereof.

4. S-8 REGISTRATION. Client agrees to file a registration statement on Form S-8 with the securities & Exchange Commission, registering all shares payable hereunder to Consultant. Said filling shall occur as soon as practical after the shares have been issued to Consultant, and Consultant agrees to cooperate in full with Client in making such filing.

5. INABILITY TO PERFORM. Consultant and Client shall not be required to perform their respective obligations under this Agreement, or be liable for their failure to perform for delay in performance of their obligations hereunder if such performance is prevented, hindered, or delayed by reason of any cause beyond the reasonable control of the other party, including, without limitation, any labor dispute, personal illness or injury, act of God, or regulation or order of any government authority. If performance is not possible for thirty (30) consecutive days, either party can terminate and the verifiable fees and costs owed Consultant by Client shall become a lien against the assets of Client.

6. TERM AND TERMINATION. This Agreement shall be effective upon the date first written above and shall continue in effect for six (6) months thereafter or until terminated by either party upon giving the other party not less than thirty (30) days prior written notice of termination; provided, however, Services being provided at the time of termination shall continue pursuant to the terms of this Agreement until completed. This Agreement may be terminated by either party in the event of the refusal or inability of the other party to perform hereunder as provided in Section 5, or in the event of the breach of any obligation under this Agreement by the other party. Such termination upon breach shall be made by written notice to the other party and shall become effective ten (10) days after delivery of such notice, provided the defaulting party has not cured any such default to the satisfaction of the other party within said ten (10) day period.

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7.   MISCELLANEOUS.

(a) Unless otherwise stated, all notices, demands, payments and other communications equired or permitted to be given hereunder shall be in writing and shall be deemed to have been given on the date delivery is acknowledged, and shall be made only by recognized courier service, or by U.S. Mail, registered or certified, postage, prepaid, return receipt requested, to the address of each party set forth in the heading of the agreement, or to such other address as either party may substitute by written notice to the other party.

(b) This Agreement shall be binding on, and inure to the benefit of, the parties hereto and heir respective heirs, legal representatives, successors or assigns. Neither party shall assign its obligations hereunder without the express written consent of the other party.

(c) The captions used in this Agreement are for purposes of identification only and are not to be used tconstrue any of the terms of the Agreement.

(d) This Agreement may be executed as a single document bearing all necessary signatures or may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) This Agreement constitutes the entire Agreement and understanding between the parties hereto and integrates all prior negotiations, discussions and agreements between them. No modifications of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto (or their successors).

(f) If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provision shall not in any way be affected or impaired thereby.

(g) This Agreement shall be governed by and interpreted under the laws of the State of Nevada.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.

CLIENT:                                                      CONSULTANT:
E* TWOMEDIA.COM                                              OLE M. CHRISTENSON



By:  /s/ Danial Jefferies
     -------------------------
Its: President

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